WEINBERG & COMPANY, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

December 7, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Global Food Technologies, Inc.
Commission File No. 000-31385

We have read the statements that we understand Global Food Technologies, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements under made under Item 4.

Very truly yours,

WEINBERG & COMPANY, P.A.
Certified Public Accountants
Los Angeles, California